UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

PINEAPPLE FINANCIAL INC.

(Exact name of registrant as specified in charter)

Canada	001-41738	Not applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Unit 200, 111 Gordon Baker Road

North York, Ontario M2H 3R1

(Address of principal executive offices) (Zip Code)

(416) 669-2046

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	PAPL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on September 2, 2025, Pineapple Financial Inc. (the “Company”) entered into a securities purchase agreement, as amended on September 4, 2025, November 3, 2025, November 7, 2025, December 3, 2025 and December 5, 2025 (as amended, the “Purchase Agreement”), with certain accredited investors (the “Purchasers”) pursuant to which the Company agreed to sell and issue to the Purchasers in a private placement offering subscription receipts (the “Subscription Receipts”) of the Company at an offering price of $3.80 per Subscription Receipt, with respect to certain purchasers, and $4.16 per Subscription Receipt with respect to certain purchasers. The Subscription Receipts are governed by the terms of that certain subscription receipt agreement, dated September 4, 2025 (the “Subscription Receipt Agreement”).

Pursuant to the Purchase Agreement, the Company agreed, among other things, immediately prior to the Escrow Release Date (as defined in the Subscription Receipt Agreement), to appoint to the Board of Directors of the Company, one additional individual nominated by the Injective Foundation with knowledge and expertise in the crypto industry (the “Director Nominee”), and to form the Special Advisory Committee of the Board of Directors of the Company consisting of three directors, including the Director Nominee (the “Advisory Committee”).

Appointment of New Director

On December 18, 2025, the Board of Directors of the Company unanimously appointed Anthony Georgiades, the Director Nominee, to serve as a director of the Company, effective immediately. Mr. Georgiades will serve as a member of the Board of Directors until his successor is duly elected or appointed and qualified or until his earlier death, resignation, disqualification or removal, subject to applicable law, the Company’s constating documents, and applicable NYSE American listing standards. The Board of Directors further approved the appointment of Mr. Georgiades to serve as the Chair of the Advisory Committee, as described below. The Compensation Committee of the Board of Directors will take all action necessary to establish director compensation for Mr. Georgiades within 30 calendar days of his appointment on the Board of Directors.

Anthony Georgiades is a General Partner at Innovating Capital, a technology-focused investment firm investing across cybersecurity, enterprise infrastructure, and digital asset ecosystems. Mr. Georgiades serves as a board member, observer, and advisor to multiple portfolio companies, where he works closely with management teams on corporate governance, capital markets strategy, risk oversight, and long-term operational execution across both early- and growth-stage businesses.

In his role at Innovating Capital, Mr. Georgiades is actively involved in capital formation, strategic planning, and portfolio development, and regularly advises leadership teams on scaling initiatives, organizational design, and market expansion. Mr. Georgiades studied finance, management, and computer science at the University of Pennsylvania’s Wharton School of Business and School of Engineering and Applied Science.

Except as described herein, are no arrangements or understandings between Mr. Georgiades and any other person pursuant to which he was selected as a director, and there are no family relationships between Mr. Georgiades and any director or other officer of the Company. Mr. Georgiades does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events

Special Advisory Committee

On December 18, 2025, the Board of Directors of the Company established the Advisory Committee to oversee the Company’s digital asset treasury strategy and the implementation of the Company’s treasury reserve policy in connection therewith. The Board of Directors appointed Anthony Georgiades, Drew Green, and Paul Baron as the initial members of the Advisory Committee, with Mr. Georgiades as the Chair of the Advisory Committee. The Advisory Committee is authorized to engage such independent advisors (including, without limitation, legal, financial and compliance advisors) as the Advisory Committee deems necessary to carry out its responsibilities, including the engagement of up to three individuals identified by the Injective Foundation as strategic advisors to the Committee. The Board of Directors further approved the appointment of Messrs. Eric Chen, Mirza Uddin and Cooper Emmons (collectively, the “Advisors”) as the initial strategic advisors to the Advisory Committee and authorized the Advisory Committee to enter into advisory agreements with each of the Advisors providing, among other terms: (i) that the Advisors will provide advice to the Committee and the Board of Directors relating to the treasury strategy and the drafting and implementation of the Company’s treasury reserve policy, (ii) an initial term of one year, with provision for automatic renewal subject to customary exceptions, and (iii) annual compensation of $5,000, payable in cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2025

PINEAPPLE FINANCIAL INC.

By:	/s/ Shubha Dasgupta
Shubha Dasgupta
Chief Executive Officer